EXHIBIT 21

Subsidiaries of the Company

Quotesmith.com, Inc. (FEIN 36-3299423), a Delaware Corporation

                Owns 100% of:  Insure.com, Inc. (FEIN 36-4486024), a Delaware Corporation

                Owns 100% of:  Life Quotes, Inc. (FEIN 20-0882666), a Delaware Corporation